EXHIBIT 10.38

Execution Version

AMENDMENT NO. 4 TO RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 4 TO RECEIVABLES PURCHASE AGREEMENT, dated as of September 27, 2016 (this “Amendment”), is among:
(a)    Ferrellgas Receivables, LLC, a Delaware limited liability company (“Seller”),
(b)    Ferrellgas, L.P., a Delaware limited partnership (“Ferrellgas”), as initial Servicer (the initial Servicer together with Seller, the “Seller Parties” and each a “Seller Party”),
(c)    Wells Fargo Bank, N.A., individually (“Wells” or a “Purchaser”),
(d)    Fifth Third Bank, individually (“Fifth Third” or a “Purchaser”) and as a co-agent (a “Co-Agent”),
(e)    SunTrust Bank, individually (“SunTrust” or a “Purchaser”) and as a co-agent (a “Co-Agent”), and
(f)    Wells, as administrative agent for the Purchasers (hereinafter defined) (together with its successors and assigns, the “Administrative Agent” and, together with the Co-Agents, the “Agents”).
PRELIMINARY STATEMENTS
A.    The Seller Parties, the Purchasers and the Agents are party to that certain Receivables Purchase Agreement dated as of January 19, 2012 (as amended or otherwise modified from time to time, the “Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Agreement).
B.    The Seller Parties have requested that the Purchasers and the Agents agree to amend the Agreement as set forth in Section 1 below.
C.    The Agents and the Purchasers are willing to agree to the requested amendments, on the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby further agree as follows:

Ferrellgas RPA Amendment No. 4

Section 1.    Amendments.
1.1.    Section 9.1(o) of the Agreement are hereby amended and restated in its entirety to read as follows:
(o)    Ferrellgas shall fail to maintain a Consolidated Leverage Ratio (as defined in the Credit Agreement) as of the end of any period of four fiscal quarters ending on such date of not greater than the maximum ratio specified below:

Fiscal Quarters Ended:	Maximum Ratio
October 31, 2016	6.05 to 1.0
January 31, 2017 and April 30, 2017	5.95 to 1.0
July 31, 2017	6.05 to 1.0
October 31, 2017 and January 31, 2018	5.95 to 1.0
April 30, 2018 and at all times thereafter	5.5 to 1.0

1.2.    The definition of each of the following terms set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read, respectively, as follows:
“Alternate Base Rate” means, on any date of determination, a floating rate per annum equal to the sum of (a) the greatest of (i) the Prime Rate, (ii) the sum of the Federal Funds Effective Rate plus 0.50%, and (iii) 0%, plus (b) the Applicable Margin.
“Amendment No. 4 Effective Date” means September 27, 2016.
“Applicable Margin” means:
(a)For the period beginning on the Amendment No. 4 Effective Date and ending on January 31, 2018, the applicable percentage set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Agents pursuant to Section 7.2(b):

Pricing Level	Consolidated Leverage Ratio	Applicable Margin
1	<5.00:1	1.35%
2	≥5.00:1 but < 5.50 to 1	1.45%
3	≥5.50:1	1.65%

; provided, however, that each of the foregoing percentages shall increase by 200 basis points at any time during which an Amortization Event exists and is continuing; and

Ferrellgas RPA Amendment No. 4

(b)At all times from and after February 1, 2018, 1.35% per annum; provided, however, that such percentage shall increase by 200 basis points at any time during which an Amortization Event exists and is continuing.
Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio pursuant to clause (a) or (b) above, as applicable, shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.2(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Purchasers, the maximum percentage set forth in clause (a) above shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

If, as a result of any restatement of or other adjustment to the financial statements of Ferrellgas or for any other reason, Ferrellgas or the Purchasers determine that (i) the Consolidated Leverage Ratio as calculated by Ferrellgas as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, Seller shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Purchasers, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Ferrellgas under the Bankruptcy Code of the United States, automatically and without further action by any Agent or any Purchaser), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of any of the Agents or the Purchasers under Article IX. Seller’s obligations under this paragraph shall survive until the date that is 365 days after the later to occur of (A) termination of the Aggregate Commitment and (B) repayment of all Aggregate Unpaids.

“Credit Agreement” means that certain Credit Agreement, dated as of November 2, 2009, by and among Ferrellgas, the General Partner, each lender from time to time party thereto and Bank of America, N.A. as administrative agent, as in effect on the date of this Agreement and as amended by Amendment No. 1 to Credit Agreement dated as of September 23, 2011, Amendment No. 2 to Credit Agreement dated as of October 21, 2013, Amendment No. 3 dated as of June 6, 2014, Amendment No. 4 dated as of May 29, 2015, Amendment No. 5 dated as of September 23, 2016, and as further amended, restated or otherwise modified from time to time with the consent of the Agents under this Agreement in their capacities as such unless otherwise expressly provided herein, regardless of whether the same remains in effect.
1.3.    Each of Schedules C and D to the Agreement is hereby amended and restated in its entirety to read, respectively, as set forth in Annexes 1 and 2 hereto.

Ferrellgas RPA Amendment No. 4

Section 2.    Representations and Warranties. Each Seller Party hereby represents and warrants to the Agents and the Purchasers, as to itself, as of the date hereof that:
2.1.    The execution and delivery by such Seller Party of this Amendment, and the performance of its obligations under the Agreement as amended hereby, are within its organizational powers and authority and have been duly authorized by all necessary action on its part. This Amendment has been duly executed and delivered by such Seller Party.
2.2.    After giving effect to this Amendment, each of such Seller Party’s representations and warranties set forth in Section 5.1 of the Agreement is true and correct in all material respects as of the date hereof (except for such representations and warranties that speak only as of an earlier date, in which case they are true and correct as of such date).
Section 3.    Conditions Precedent. This Amendment shall become effective as of the date specified in the preamble hereto upon satisfaction of each of the following conditions precedent:
3.1.    The Administrative Agent shall have received counterparts hereof duly executed by each of the Seller Parties, the Agents and the Purchasers.
3.2.    The Administrative Agent shall have received counterparts of an amendment fee letter, dated as of the date hereof, duly executed by each of the Seller, the Agents and the Purchasers, together with payment in immediately available funds of the closing fees due and payable thereunder.
3.3.    The Administrative Agent shall have received counterparts of Amendment No. 5 to the Credit Agreement, duly executed by the required parties thereto, and all conditions precedent thereto (other than effectiveness of this Amendment) shall have been satisfied..
Section 4.    Miscellaneous.
4.1.    Except as expressly amended hereby, the Agreement remains unaltered and in full force and effect.
4.2.    THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.
4.3.    SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR

Ferrellgas RPA Amendment No. 4

HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST ANY AGENT OR ANY PURCHASER OR ANY AFFILIATE OF ANY AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT OR THE AGREEMENT AS AMENDED HEREBY SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
4.3.    EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT, THE AGREEMENT AS AMENDED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
4.4.    This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).
4.5.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Any executed counterpart of this Amendment that is delivered by facsimile or electronic mail message attaching a .PDF or other image of such executed counterpart shall, to the fullest extent permitted by applicable law, have the same force and effect as an original of such executed counterpart.
4.6.    Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
4.7.    The Seller agrees to pay all reasonable fees and disbursements of Barnes & Thornburg LLP in connection with the preparation of this Amendment within 30- days after the Seller has received an invoice therefor.

Ferrellgas RPA Amendment No. 4

EXHIBIT 10.38

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.
FERRELLGAS RECEIVABLES, LLC

By: /s/ Alan C. Heitmann
Name:Alan C. Heitmann

Title:	Executive Vice President and
Chief Financial Officer

FERRELLGAS, L.P.

BY: FERRELLGAS, INC., ITS GENERAL PARTNER

By: /s/ Alan C. Heitmann
Name:Alan C. Heitmann

Title:	Executive Vice President and Chief Financial Officer

Ferrellgas RPA Amendment No. 4

EXHIBIT 10.38

Execution Version

WELLS FARGO BANK, N.A.,
Individually as a Purchaser and as Administrative Agent

By: /s/ Ero Maki

Name:	Eero Maki

Title:	Senior Vice President

Ferrellgas RPA Amendment No. 4

EXHIBIT 10.38

Execution Version

SUNTRUST BANK,
Individually as a Purchaser and as a Co-Agent

By: /s/ Emily Shields

Name:	Emily Shields
Title:    First Vice President

Ferrellgas RPA Amendment No. 4

EXHIBIT 10.38

Execution Version

FIFTH THIRD BANK, individually as a Purchaser and as a Co-Agent

By: /s/ Patrick Berning
Name:    Patrick Berning
Title:    Officer

Ferrellgas RPA Amendment No. 4